MAST THERAPEUTICS REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

SAN DIEGO – November 4, 2013 – Mast Therapeutics, Inc. (NYSE MKT: MSTX) today reported financial results for the quarter ended September 30, 2013.

Brian M. Culley, Chief Executive Officer, said: “We continue to focus on EPIC, our pivotal phase 3 study of MST-188 in sickle cell disease. We almost doubled the number of open clinical sites since the end of the second quarter and are approaching our goal of opening 40 clinical sites in the U.S. Beginning next year, we also plan to open approximately 30 clinical sites outside the U.S.”

Mr. Culley continued: “In addition to sickle cell disease, we are evaluating MST-188 in other areas of significant unmet medical need and plan to initiate a 60-patient phase 2 study in acute limb ischemia in early 2014. This study will determine whether MST-188 improves the effectiveness of existing thrombolytic agents, such as Activase®, a tissue plasminogen activator (tPA) that is approved to treat stroke, heart attack and pulmonary embolism. If our phase 2 study demonstrates that MST-188 improves the ‘clot busting’ activity of tPA, we believe it will open the door to developing MST-188 in combination with tPA in all settings in which thrombolytics are used, most notably stroke.”

Third Quarter 2013 Operating Results

The Company’s net loss for the third quarter of 2013 was $5.3 million, or $0.05 per share (basic and diluted), compared to a net loss of $3.2 million, or $0.07 per share (basic and diluted), for the same period in 2012.

Research and development (R&D) expenses for the third quarter of 2013 were $3.1 million, an increase of $1.4 million, or 87%, compared to $1.7 million for the same period in 2012. The increase was primarily due to increases of $1.3 million in external clinical study fees and expenses and $0.1 million in external nonclinical study fees and expenses, related primarily to EPIC, the Company’s phase 3 study of MST-188 in sickle cell disease.

Selling, general and administrative (SG&A) expenses for the third quarter of 2013 were $2.2 million, an increase of $0.4 million, or 19%, compared to $1.8 million for the same period in 2012. The increase resulted primarily from an increase in consulting fees and legal expenses.

Year-to-Date Operating Results

The Company’s net loss for the nine months ended September 30, 2013 was $15.8 million, or $0.23 per share (basic and diluted), compared to a net loss of $11.6 million, or $0.24 per share (basic and diluted), for the same period in 2012.

R&D expenses for the nine months ended September 30, 2013 were $9.4 million, an increase of $3.4 million, or 57%, compared to $6.0 million for the same period in 2012. The increase was primarily due to increases of $5.0 million in external clinical study fees and expenses, $0.2 million in personnel costs and $0.1 million in share-based compensation expense, offset by a $1.9 million decrease in external nonclinical study fees and expenses. The increase in external clinical study fees and expenses was primarily related to EPIC and the thorough QT/QTc study of MST-188. The decrease in external nonclinical study fees and expenses resulted primarily from a decrease in research-related manufacturing activities for ANX-514, which the Company discontinued during 2012.

SG&A expenses for the nine months ended September 30, 2013 were $6.4 million, an increase of $0.7 million, or 11%, compared to $5.7 million for the same period in 2012. The increase resulted primarily from an increase in consulting fees and legal expenses.

Balance Sheet Highlights

As of September 30, 2013, the Company had cash, cash equivalents and investment securities totaling $49.4 million. Stockholders’ equity amounted to $53.1 million as of September 30, 2013.

About Mast Therapeutics

Mast Therapeutics, Inc. is a publicly traded biopharmaceutical company headquartered in San Diego, California. The Company is leveraging the MAST (Molecular Adhesion and Sealant Technology) platform, derived from over two decades of clinical, nonclinical and manufacturing experience with purified and non-purified poloxamers, to develop MST-188, its lead product candidate, for serious or life-threatening diseases with significant unmet needs. MST-188 is a cytoprotective, hemorheologic, anti-inflammatory and anti-thrombotic agent that has potential utility in diseases or conditions characterized by microcirculatory insufficiency (endothelial dysfunction and/or impaired blood flow).

The Company is enrolling subjects in EPIC, a pivotal phase 3 study of MST-188 in sickle cell disease, a genetic blood disorder in which sickled cells cause blood flow problems, which can lead to severe pain, irreversible organ damage, and early death. The Company plans to initiate a phase 2 clinical study of MST-188 in acute limb ischemia, a complication of peripheral arterial disease, in early 2014. More information can be found on the Company’s web site at www.masttherapeutics.com. (Twitter: @MastThera)

Mast Therapeutics™ and the corporate logo are trademarks of Mast Therapeutics, Inc.

Forward Looking Statements

Mast Therapeutics cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on the Company’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to progress with the EPIC study, including opening trial sites within and outside of the U.S., the Company’s development plans for MST-188 in indications other than sickle cell disease, including its planned phase 2 study in acute limb ischemia, and the potential application of MST-188 in stroke and other indications in which thrombolytics are used. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: the uncertainty of outcomes in ongoing and future nonclinical and clinical studies of MST-188 and the risk that MST-188 may not demonstrate adequate safety, efficacy or tolerability in one or more such studies; delays in the commencement or completion of clinical studies, including as a result of difficulties in obtaining regulatory agency agreement on clinical development plans or clinical study design, opening trial sites, enrolling study subjects, manufacturing sufficient quantities of clinical trial material, being subject to a “clinical hold,” or suspension or termination of a clinical study, including due to patient safety concerns or lack of funding; the potential for institutional review boards or the FDA or other regulatory agencies to require additional nonclinical or clinical studies prior to initiation of the planned phase 2 clinical study of MST-188 in acute limb ischemia; the risk that, even if clinical studies are successful, the FDA or other regulatory agencies may determine they are not sufficient to support a new drug application; the potential that, even if clinical studies of MST-188 in one indication are successful, clinical studies in another indication may not be successful; the Company’s reliance on contract research organizations (CROs), contract manufacturing organizations (CMOs), and other third parties to assist in the conduct of important aspects of development of MST-188, including clinical studies, and regulatory activities for MST-188 and that such third parties may fail to perform as expected; the Company’s ability to obtain additional funding on a timely basis or on acceptable terms, or at all; the potential for the Company to delay, reduce or discontinue current and/or planned development activities, including clinical studies, partner MST-188 at inopportune times or pursue less expensive but higher-risk and/or lower return development paths if it is unable to raise sufficient additional capital as needed; the risk that, even if the Company successfully develops MST-188 in one or more indications, it may not realize commercial success with its products and may never generate revenue sufficient to achieve profitability; the risk that the Company is not able to adequately protect its intellectual property rights relating to the MAST platform and MST-188 and prevent competitors from duplicating or developing equivalent versions of its product candidates, including MST-188; and other risks and uncertainties more fully described in the Company’s press releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. Mast Therapeutics does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
Mast Therapeutics
Ioana C. Hone (ir@mastthera.com)
858-552-0866 Ext. 303

[Tables to Follow]

Mast Therapeutics, Inc.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012

Total net revenue	$—	$—	$—	$—
Operating expenses:
Research and development	3,102	1,658	9,382	5,976
Selling, general and administrative	2,159	1,816	6,371	5,732
Transaction-related expenses	—	(266)	35	(174)
Depreciation and amortization	10	10	29	78

Total operating expenses	5,271	3,218	15,817	11,612

Loss from operations	(5,271)	(3,218)	(15,817)	(11,612)
Interest and other income, net	17	19	41	49

Net loss	$(5,254)	$(3,199)	$(15,776)	$(11,563)

Net loss per share – basic and diluted	$(0.05)	$(0.07)	$(0.23)	$(0.24)

Weighted average shares – basic and diluted	102,710	47,716	67,782	47,716

Mast Therapeutics, Inc.
(A Development Stage Enterprise)
Balance Sheet Data
(In thousands)

		December 31,
	September 30,	2012
	2013
	(Unaudited)
Cash, cash equivalents and investment securities	$49,363	$36,511
Working capital	45,958	34,603
Total assets	59,649	46,972
Total liabilities	6,585	5,179
Stockholders’ equity	53,064	41,792